Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of April 5th, 2019 by and between MIT 130 BROOKLINE LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Cambridge Real Estate, One Broadway, Cambridge, MA  02142 (“Landlord”), and INTELLIA THERAPEUTICS, INC., a Delaware corporation with an address of 130 Brookline Street, Cambridge, MA  02139 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated October 21, 2014, as affected by that certain letter agreement dated June 12, 2015 (collectively, the “Lease”), pursuant to which Landlord is leasing to Tenant approximately 15,169 rentable square feet (as more particularly described in the Lease, the “Premises”) in the building located at 130 Brookline Street, Cambridge, Massachusetts (the “Building”);

WHEREAS, the Initial Term of the Lease is scheduled to expire on January 31, 2020;

WHEREAS, pursuant to Section 1.2 of the Lease, Tenant duly exercised its option to extend the Term of the Lease for the Extension Term (i.e., the period commencing February 1, 2020 and unless earlier terminated in accordance with the Lease, ending on January 31, 2025); and

WHEREAS, Landlord and Tenant wish to memorialize their agreements with respect thereto.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Recitals; Capitalized Terms.  The foregoing recitals are hereby incorporated by reference.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.

2.Extension of Term.  The Term is hereby extended for the Extension Term on all of the terms and conditions of the Lease except as expressly set forth in this First Amendment.  Tenant hereby accepts the Premises in their as is, where is condition, with all faults on the date hereof.

3.Base Rent. During the Extension Term, Tenant shall pay Base Rent in the following amounts and otherwise in accordance with the terms of the Lease:

Period of Time	Monthly Installment of Base Rent
2/1/20 – 1/31/21	$ 106,183.00
2/1/21 – 1/31/22	$ 109,368.50
2/1/22 – 1/31/23	$ 112,649.54
2/1/23 – 1/31/24	$ 116,029.03
2/1/24 – 1/31/25	$ 119,509.90

4.Allowance.

(a)As an inducement to Tenant’s entering into this First Amendment, Landlord shall, subject to Section 4(c) below and the last sentence of this Section 4(a), provide to Tenant a special tenant improvement allowance equal to Two Hundred Twenty-Seven Thousand Five Hundred Thirty-Five Dollars ($227,535.00) (the “Allowance”) to be used by Tenant solely for costs incurred by Tenant for Alterations to the Premises performed in accordance with Article 11 of the Lease.  Notwithstanding anything to the contrary, the Allowance shall not be applied to any of the following:  (i) the cost of any of Tenant’s Property including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term, or (iii) more than Twenty-Two Thousand Seven Hundred Fifty-Three and 50/100 Dollars ($22,753.50) of any so-called “soft costs.”

(b)Subject to Section 4(c) below, Landlord shall pay Landlord's Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of the Allowance has been exhausted. “Landlord's Proportion” shall be a fraction, the numerator of which is the Allowance and the denominator of which is (A) the total contract price for the Alterations in question (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant), less (B) those costs described in clauses (i) through (iv) inclusive of the second sentence of Section 4(a) (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant), but in no event shall Landlord’s Proportion exceed 100%. A “requisition” shall mean reasonable documentation (accompanied by invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by certifications executed by Tenant’s representative that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition.  Notwithstanding the foregoing, Tenant shall not be required to deliver Lien Waivers at the time of the first requisition, but shall deliver the Lien Waivers and evidence of payment of the first requisition in full within fifteen (15) days following payment of the Allowance with respect to such first requisition.  Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisitions no more often than monthly.

(c)Notwithstanding anything to the contrary herein contained: (i) Landlord shall have no obligation to advance funds on account of the Allowance (A) until Landlord shall have received an original W-9 executed by Tenant, nor (B) more than once per month; (ii) If Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have the Allowance paid directly to Tenant's contractors; (iii) Landlord shall have no obligation to pay any portion of the Allowance with respect to any requisition submitted after the date (the “Outside Requisition Date”) which is the earlier of: (a) three (3) months after the completion of the Alterations in question, or (b) two (2) years after the date of this First Amendment; provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute; (iv) Tenant shall not be entitled to any unused portion of the Allowance; (v) Landlord’s obligation to pay any portion of the Allowance shall be conditioned upon there existing no default by Tenant in its obligations under the Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant cures such default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 of the Lease, Landlord shall make such payment promptly after the cure is effectuated); and (vi) In addition to all other requirements hereof, Landlord’s obligation to pay the final ten percent (10%) of the Allowance shall be subject to simultaneous delivery of all unconditional lien waivers relating to items, services and work performed in connection with the Alterations in question.

(d)In the event Tenant owes Landlord any sums under or pursuant to the Lease at such time as Landlord is obligated pursuant to the provisions of this Section 4 to pay any portion of the Allowance, Landlord shall have the right to offset said amount from such payment of the Allowance.

(e)In the event the Lease is terminated following an Event of Default, Tenant shall pay to Landlord, as additional rent, an amount equal to one hundred percent (100%) of the then unamortized portion of the Allowance paid by Landlord, which will be amortized on a straight line basis over the Extension Term in accordance with sound accounting principles consistently applied.

5.Extension Term.  Section 1.2 of the Lease (Extension Terms) shall remain in effect throughout the Extension Term.  For clarity, Tenant shall retain the option to extend the Term beyond the expiration of the Extension Term for one (1) additional period of five (5) years upon written notice to landlord (the “Additional Extension”), provided that there has been no material adverse change in Tenant’s net worth as of the date of such written notice, as verified by landlord based upon a certificate from Tenant’s chief financial officer and audited financials.  If landlord determines, based on its review of Tenant’s financial information, that Tenant’s net worth has materially adversely change from that certain net worth of the date of the First Amendment, Landlord shall have the right, in its sole and  absolute discretion, to reject Tenant’s exercise of the Additional Extension by providing written notice thereof to Tenant no later than fifteen (15) days following Landlord’s receipt of such notice, whereupon the Term of the Lease shall expire on the expiration of the Term of the Lease, as extended by this First Amendment.  If Landlord fails to reject such option to extend, Section 1.2 of the Lease, including without limitation, the procedure for determining the Extension Term Base Rent, shall remain in full force and effect.

6.Brokers.  Landlord and Tenant each warrants and represents that it has dealt with no broker other than Newmark Knight Frank (the “Broker”) in connection with this First Amendment.  Landlord and Tenant each agrees to defend, indemnify and save the other harmless from and against any Claims arising as a result of its breach of the foregoing representation and warranty.  Landlord shall be solely responsible for paying the Broker its commission or fee in connection with this First Amendment.

7.Ratification.  Except as amended hereby, the terms and conditions of the Lease shall remain unaffected.  From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby.  Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) neither party has any claims, counterclaims, set‑offs or defenses against the other party arising out of the Lease or the Premises or in any way relating thereto.

8.Miscellaneous.  This First Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws.  If any term of this First Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this First Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected.  This First Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns.  Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party.  In the event of litigation relating to this First Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and costs.  This First Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto. A facsimile, PDF or other electronic signature on this First Amendment shall be equivalent to, and have the same force and effect as, an original signature. This First Amendment may be executed in counterparts which, taken together, shall constitute a single instrument.

[signatures on following page]

EXECUTED as of the date first set forth above.

LANDLORD:	MIT 130 BROOKLINE LEASEHOLD LLC By: MIT Cambridge Real Estate LLC, its manager

By:
Name:
Title:

TENANT:	INTELLIA THERAPEUTICS, INC.

By:
Name:
Title: